Exhibit (j) under Form N-1A
                                    Exhibit (23) under Item 601/Reg. S-K




              Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the caption "Financial Highlights" in the Institutional, Institutional Service and Class A Shares' Prospectuses and "Independent Auditors" in the Institutional, Institutional Service and Class A Shares' Statement of Additional Information in Post-Effective Amendment Number 17 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Institutional Trust, and to the incorporation by reference of our report dated September 10, 2003 on Federated Government Ultrashort Duration Fund (one of the portfolios comprising the Federated Institutional Trust) included in the 2003 Annual Report to Shareholders for the fiscal year ended July 31, 2003.



                                                /s/ ERNST & YOUNG LLP


Boston, Massachusetts
September 26, 2003